EXHIBIT 99.1

THE AES CORPORATION ANNOUNCES STATUS OF EXCHANGE OFFER

ARLINGTON, VA, November 27, 2002 — The AES Corporation (NYSE: AES) announced today that it has been informed by its exchange agent that, as of 5:00 p.m., New York City time, on November 26, 2002, approximately $219,193,000 in aggregate principal amount of its outstanding 8.75% Senior Notes due 2002 (“2002 Notes”) and approximately $157,851,000 in aggregate principal amount of its 7.375% Remarketable and Redeemable Securities due 2013, which are puttable in 2003 (“ROARs”) had been tendered in the exchange offer. These amounts represent approximately 73% and 79% of outstanding 2002 Notes and ROARs, respectively.

Consummation of the exchange offer is subject to a number of conditions, including the condition that 80% in aggregate principal amount of the ROARSs and 80% in aggregate principal amount of the 2002 Notes are validly tendered. At this time, neither 80% of the ROARs nor 80% of the 2002 Notes have been tendered. The exchange offer expires on December 3, 2002.

The offering of the new senior secured notes in the exchange offer is being made only to “qualified institutional buyers” and “persons other than a U.S. person” located outside the United States, as such terms are defined in accordance with Rule 144A and Regulation S of the Securities Act of 1933, as amended.

The new senior secured notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the new senior secured notes may not be offered or sold in the United States absent an exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the new notes.

CONTACT: Kenneth R. Woodcock, 703-522-1315